MGT Announces Closure to Recent Merger Activity

Company Will Issue 2.0 million Shares for 46% Interest in Demonsaw

DURHAM, N.C., March 3, 2017 /PRNewswire/ — MGT Capital Investments, Inc. (OTC: MGTI) today announced that it has acquired a 46% equity interest in Demonsaw LLC, led by Eric (“Eijah”) Anderson. Today’s action concludes events begun in May 2016 and allows the Company to reap the upside of promising technology with very minimal dilution. By issuing 2.0 million new shares rather than the 43.8 million originally approved, the board of directors has maintained the Company’s vision, while providing maximum benefit to existing and future shareholders.

As previously disclosed, MGT had entered into a revised asset purchase agreement to acquire D-Vasive, Inc., a maker of mobile communications privacy applications. As contemplated in this agreement, D-Vasive would have acquired Demonsaw, with MGT owning both companies. Despite stockholder approval in September, the entire transaction terminated because the critical condition of closing – approval by NYSE MKT – was not met. In recent months, MGT has tried without success to reach agreement among the various stakeholders of D-Vasive and Demonsaw with renegotiated terms.

Notwithstanding the termination of that agreement, the MGT has been successful in expanding its footprint in cybersecurity technologies through the acquisitions of assets from E-Tagged and Cyberdonix, Inc., as well by hiring several talented programmers. Very importantly, the Company has also secured the insight and vision of cybersecurity pioneer John McAfee via an employment agreement. In addition, the Company presently operates a large Bitcoin mining facility in Washington state with plans to rapidly scale up this business.

With today’s announcement, MGT has joined forces with a “future visionary” Eijah who has completed important work on his Demonsaw platform, as well as other initiatives. John McAfee, Executive Chairman of MGT stated, “Demonsaw is developing what might ultimately become Internet 2.0 and MGT will participate in this exciting market. We look forward to sharing in the success of Eijah’s forward thinking leadership.”

Summarizing the transaction, Eijah concluded, “There is no humanity without the fundamental right to privacy. The Cloud is a lie and it’s time to give back control of data to businesses and individuals. The cybersecurity platforms that my company is creating are laying the foundation for the future of the Internet.”

About MGT Capital Investments, Inc.

MGT Capital Investments, Inc. (OTC: MGTI) is in the process of acquiring and developing a diverse portfolio of cyber security technologies. With industry pioneer John McAfee at its helm, MGT is positioned to address various cyber threats through advanced protection technologies for mobile and personal tech devices, as well as corporate networks.

Also as part of its corporate efforts in secure technologies, MGT is growing its capacity in mining Bitcoin. Currently at 5.0 PH/s, the Company’s facility in WA state produces about 100 Bitcoins per month, ranking it as one of the largest U.S. based Bitcoin miners. Further, MGT is in active discussions with financial partners to grow Bitcoin output materially.

Lastly, MGT stockholders have voted to change the corporate name of MGT to “John McAfee Global Technologies, Inc.” Following a dispute over ownership and permitted usage of the name McAfee, The Company and Intel have agreed to a mediation process to avoid unnecessary legal costs.

For more information on the Company, please visit: http://ir.stockpr.com/mgtci.

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Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Tiffany Madison

Director of Corporate Communications

MGT Capital Investments, Inc.

tmadison@mgtci.com

469.730.6703

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SOURCE MGT Capital Investments, Inc.